EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of First Real Estate Investment Trust of New Jersey, Inc. on Form S-8 (Nos. 333-79555, 333-142675, 333-201922, and 333-224712) of our report dated January 28, 2022, on our audits of the consolidated financial statements and financial statement schedule as of October 31, 2021 and 2020 and for each of the years in the three-year period ended October 31, 2021, which report is included in this Annual Report on Form 10-K to be filed on or about January 28, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

January 28, 2022